June 22, 1998



Friedberg Commodity Mgt. Inc.
BCE Place, Suite 250
P.O. Box 866
Toronto, Ontario M5J2T3

Attention:  Mr. Daniel Gordon

         Re:      Management Agreement Renewal
                  Smith Barney International Advisors Currency Fund L.P.

Dear Mr. Gordon:

We are writing with respect to your management agreement concerning the commodity pool to which reference is made above (the "Management Agreement"). We would like to extend the term of the Management Agreement through June 30, 1999 and make the attached modification on Rider 1. All other provisions of the Management Agreement will remain unchanged.

Please indicate your agreement to and acceptance of this modification by signing one copy of this letter and returning it to the attention of Mr. Daniel Dantuono at the address above or fax to 212-723-8985. If you have any questions I can be reached at 212-723-5416.

Very truly yours,

SMITH BARNEY FUTURES MANAGEMENT INC.



By:
         Daniel A. Dantuono
         Chief Financial Officer,
         Director & Treasurer

AGREED AND ACCEPTED

FRIEDBERG COMMODITY MGT. INC.

By:

Print Name:

DAD/sr